Exhibit 5.1

October 14, 2015
Elbit Vision Systems Ltd.
7 Bareket Street
Caesarea Industrial Park
Israel

Dear Sir and Madam:

 We have acted as Israeli counsel for Elbit Vision Systems Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering 2,500,000 of its Ordinary Shares, par value New Israeli Shekel 1.00 per share (the “Ordinary Shares”), that may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the Elbit Vision Systems Share Option Plan (2006) (the “Plan”).

 On the basis of such investigation as we have deemed necessary, we are of the opinion that the Ordinary Shares have been duly and validly authorized for issuance (subject to individual grants being properly approved under applicable Israeli law) and, when upon due exercise of options granted or hereafter granted under the Plan, in each case, in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and non-assessable.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of any such changes. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Yigal Arnon & Co.
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Yigal Arnon & Co.

1 Azrieli Center, Tel Aviv 6702101, Israel | Tel: (+972) 3 608 7777 | Fax: (+972) 3 608 7724
31  Hillel Street, Jerusalem 9458131, Israel | Tel: (+972) 2 623 9239 | Fax: (+972) 2 623 9233
www.arnon.co.il | info@arnon.co.il